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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                      Date of Report: September 10, 1997



                      UNITED INTERNATIONAL HOLDINGS, INC.
              (Exact Name of Registrant as Specified in Charter)



DELAWARE                           0-21974                        84-1116217
(State or other                  (Commission                   (IRS Employer
jurisdiction of                  File Number)                  Identification #)
incorporation)



            4643 SOUTH ULSTER STREET, SUITE 1300, DENVER, CO 80237
                    (Address of Principal Executive Office)


                                (303) 770-4001
             (Registrant's telephone number, including area code)
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ITEM 5. OTHER EVENTS.
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         On September 10, 1997, Registrant's wholly-owned subsidiary, UIH Latin
America, Inc. (the "Company"), signed a definitive agreement to sell all of the Company's cable television assets in Argentina to Supercanal Holdings, S.A. (the "Buyer"), an Argentine multiple system operator, for approximately $225 million. The price is payable in cash, with $5 million payable five business days from signing of the agreement and the remainder due at closing. Net proceeds from the transaction will approximate $190 million after Buyer assumes approximately $35 million of outstanding liabilities at the system level in Argentina. The transaction is expected to close prior to October 10, 1997, subject only to customary and standard closing conditions.

         The Company's approximate book value of the Argentine assets is $135 million, resulting in an estimated gain on the transaction of approximately $90 million. Under the terms of its lending arrangements with a group of banks, the Company is required to repay from the proceeds of the sale all of the net outstanding indebtedness under its bridge loan facility, currently estimated to be $100 million at closing.

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                                  SIGNATURES
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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.


                                   UNITED INTERNATIONAL HOLDINGS, INC.



DATE: September 18, 1997        By:   /s/  J. Timothy Bryan
                                    --------------------------------------------
                                              J. Timothy Bryan
                                              Chief Financial Officer

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